Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 24, 2013 (except Note 20, as to which the date is June 24, 2013) in the Registration Statement (Form S-1) and the related Prospectus of SFX Entertainment, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, NY
June 24, 2013